Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 6 to Registration Statement No. 333-172237 of our report dated February 22, 2012 (March 23, 2012, as to the effects of the ten to one reverse stock split and stock dividend described in Note 1), relating to the consolidated financial statements and financial statement schedules of Retail Properties of America, Inc. (formerly Inland Western Retail Real Estate Trust, Inc.) and subsidiaries appearing in the Prospectus, which is part of such Registration Statement.

We also consent to the reference to us under the headings “Summary Consolidated Financial and Operating Data,” “Selected Consolidated Financial and Operating Data,” and “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Chicago, Illinois

March 23, 2012